Exhibit 4.3

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended

As of December 31, 2020, Innovative Industrial Properties, Inc. (the “Company,” “we,” “us,” and “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.001 per share, and (2) our Series A Preferred Stock, par value $0.001 per share.

Description of Our Common Stock

The following is a summary description of our common stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (“MGCL”), and to our charter and our bylaws. For a more complete understanding of our common stock, we encourage you to read carefully our charter and our bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K.

General. Our charter provides that we may issue up to 50,000,000 shares of common stock, $0.001 par value per share, and up to 50,000,000 shares of preferred stock, $0.001 par value per share, of which 690,000 shares are designated as Series A Preferred Stock pursuant to articles supplementary filed with the State of Maryland. Under the MGCL and other applicable law, our stockholders are not generally liable for our debts or obligations. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval.

Dividends. Subject to the preferential rights, if any, of holders of any other class or series of our stock (including our Series A Preferred Stock) and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us.

Liquidation. Subject to the preferential rights, if any, of holders of any other class or series of our stock (including our Series A Preferred Stock) and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Voting Rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock (including the Series A Preferred Stock), the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Other Rights. Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, except for amendments to our charter that would alter only the contract rights, as expressly set forth in the charter, of a specified class or series of stock (including the Series A Preferred Stock) with respect to which the holders of such class or series of stock have exclusive voting rights as provided in our charter. Also, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock. Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to: (a) designate that series or class to distinguish it from all other classes and series of capital stock outstanding, (b) specify the number of shares to be included in such class or series, and (c) to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock described below, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class of series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock. We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Subject to the rights holders of the Series A Preferred Stock will have to approve the classification or issuance of shares of a class or series of our stock ranking senior to the Series A Preferred Stock, the additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer. In order for us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or any class or series of our outstanding preferred stock; we refer to these limitations as the “ownership limits.” In addition, the Series A Preferred Stock articles supplementary provide that generally no person may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Series A Preferred Stock.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in us failing the “closely held” test under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or private ruling from the Internal Revenue Service (the “Service”) satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

●	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in us failing the “closely held” test under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
●	any person from transferring shares of our stock if such transfer would result in shares of our stock to be beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock to be beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:

●	any person violating the ownership limits or such other limit established by our board of directors; or
●	our Company to be “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer in violation of the ownership limit or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred, or a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on the NYSE (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

Within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, the charitable trustee will sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. Upon such sale, the interest of the charitable beneficiary in the shares will terminate and the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends and other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

●	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and
●	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote. If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above. These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust.

Listings. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “IIPR.”

Description of Our Series A Preferred Stock

The following description of our Series A Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the articles supplementary setting forth the terms of the Series A Preferred Stock, to the MGCL and to our charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K.

General. Our board of directors has classified 690,000 shares of the Company’s authorized but unissued preferred stock as Series A Preferred Stock, and has approved articles supplementary setting forth the terms of the

Series A Preferred Stock. Our board of directors may authorize the issuance and sale of additional shares of Series A Preferred Stock from time to time.

Ranking. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

●	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock;
●	on parity with any future class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock (the “Parity Preferred Stock”); and
●	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock. The Series A Preferred Stock will also rank junior in right of payment to our future debt obligations.

Dividends. We pay cumulative dividends on the Series A Preferred Stock, when and as authorized by our board of directors, at a rate of 9.0% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual rate of $2.25 per share); provided that dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized by our board of directors or declared by us. Dividends on the Series A Preferred Stock are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year (or if such day is not a business day, on the next succeeding business day). The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York, New York are authorized or required to close.

The amount of any dividend payable on the Series A Preferred Stock for any dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the 15th day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of Series A Preferred Stock shall be redeemed). Dividends are payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than ten days prior to the scheduled dividend payment date.

Except as described in the next two paragraphs, unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

●	declare and pay or declare and set apart for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the Series A Preferred Stock, for any period; or
●	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock.

The foregoing sentence, however, will not prohibit:

●	dividends payable solely in shares of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to the Series A Preferred Stock;

●	conversion into or exchange for other shares of any class or series of our capital stock ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
●	our purchase of shares of Series A Preferred Stock or any other class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock pursuant to our charter to the extent necessary to qualify or preserve our qualification as a REIT as discussed under “— Restrictions on Ownership and Transfer;” and
●	our purchase of shares of any other class or series of capital stock ranking on parity with the Series A Preferred Stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

When we do not pay dividends in full (and do not set apart a sum sufficient to pay them in full) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, we will declare any dividends upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock pro rata, so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Holders of shares of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accrue as of the dividend payment date on which they first become payable.

We do not intend to declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

If a default or event of default under the terms of any future indebtedness occurs and is continuing, we may be precluded from paying certain distributions (other than those required to allow us to maintain our qualification as a REIT) under the terms of such future indebtedness. Further, our board of directors may elect not to pay distributions in the event of poor historical or projected cash flows.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount per share equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of any other classes or series of our capital stock ranking, as to rights in the distribution of assets upon our liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then holders of shares of Series A Preferred Stock and such other classes or series of our capital stock ranking, as to rights in the distribution of assets upon our liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of Series A Preferred Stock are entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs and no such advance notice will be required.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock will not be added to our total liabilities.

Optional Redemption. Except with respect to the special optional redemption described below and in certain limited circumstances relating to our qualification and maintaining our qualification as a REIT as described in “— Restrictions on Ownership and Transfer,” we may not redeem the Series A Preferred Stock prior to October 19, 2022. On and after October 19, 2022, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of  $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed will be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot, or by any other equitable method that we determine will not violate the 9.8% Series A Preferred Stock ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series A Preferred Stock, other than a holder of Series A Preferred Stock that has received an exemption from the ownership limit, would have actual, beneficial or constructive ownership of more than 9.8% of the issued and outstanding shares of Series A Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in our charter, we will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will own in excess of the 9.8% Series A Preferred Stock ownership limit subsequent to such redemption. See “— Restrictions on Ownership and Transfer” below. In order for their shares of Series A Preferred Stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price of $25.00 per share plus an amount equal to all accrued but unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the Series A Preferred Stock other than to qualify or preserve our qualification as a REIT), if the funds necessary for the redemption have been set apart by us in trust for the benefit of the holders of any shares of Series A Preferred Stock called for redemption and if irrevocable instructions have been given to pay the redemption price of  $25.00 per share plus an amount equal to all accrued but unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock and such shares of Series A Preferred Stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus an amount equal to all accrued but unpaid dividends payable upon redemption, without interest.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods that have ended, no shares of Series A Preferred Stock will be redeemed pursuant to the optional redemption right or the special optional redemption right described below under “— Special Optional Redemption,” unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock or any class or series of our capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for our capital stock ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up); provided, however, that whether or not the requirements set forth above have been met, we may purchase shares of Series A Preferred Stock or any other class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock pursuant to our charter to the extent necessary to ensure that we meet the requirements for qualification as a REIT for federal income tax purposes, and we may purchase or acquire shares of Series A Preferred Stock or the Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. See “— Restrictions on Ownership and Transfer” below.

Notice of redemption will be mailed, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by our transfer agent named in “— Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given; provided that, notice given to the last address of record will be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state:

●	the redemption date;
●	the redemption price;
●	the number of shares of Series A Preferred Stock to be redeemed;
●	procedures of The Depository Trust Company (“DTC”) for book entry transfer of shares of Series A Preferred Stock for payment of the redemption price;
●	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date; and
●	that payment of the redemption price plus an amount equal to all accrued but unpaid dividends will be made upon book entry transfer of such Series A Preferred Stock in compliance with DTC’s procedures.

If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed or the method for determining such number.

Any such redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the notice of redemption.

We are not required to provide such notice in the event we redeem Series A Preferred Stock in order to qualify or maintain our status as a REIT.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the Series A Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of Series A Preferred Stock that surrenders such shares on such redemption date will be entitled to an amount equal to the dividends accruing after the end of the applicable dividend period, up to, but not including, the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

All shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, we may, at any time and from time to time either at a public or private sale, purchase all or any part of, the Series A Preferred Stock, including the purchase of shares of Series A Preferred Stock in open market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.

Future debt instruments or senior capital stock may prohibit us from redeeming or otherwise repurchasing any shares of our capital stock, including the Series A Preferred Stock, except in limited circumstances.

Special Optional Redemption. Upon the occurrence of a Change of Control/Delisting (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, by paying $25.00 per share, plus an amount equal to all accrued but unpaid dividends to, but not including, the redemption date. If, prior to the Change of Control/Delisting Conversion Date (as defined below), we have provided or provide notice of our election to redeem the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described below under “— Conversion Rights” with respect to the shares of Series A Preferred Stock subject to such notice.

We will mail to you, if you are a record holder of the Series A Preferred Stock, a notice of redemption not fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

●	the redemption date;
●	the redemption price;
●	the number of shares of Series A Preferred Stock to be redeemed;
●	procedures of DTC for book entry transfer of shares of Series A Preferred Stock for payment of the redemption price;
●	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date;
●	that payment of the redemption price plus an amount equal to all accrued but unpaid dividends will be made upon book entry transfer of such Series A Preferred Stock in compliance with DTC’s procedures;
●	that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control/Delisting and a brief description of the transaction or transactions constituting such Change of Control/Delisting; and
●	that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control/Delisting and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control/Delisting Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control/Delisting Conversion Date.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder or the method for determining such number. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed as described above in “— Optional Redemption.”

If we have given a notice of redemption and have set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and an amount equal to all accrued but unpaid dividends to, but not including, the redemption date, without interest.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given as described herein.

A “Change of Control/Delisting” is when, after the original issuance of the Series A Preferred Stock, any of the following has occurred and is continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our Company entitling that person to exercise more than 50% of the total voting power of all stock of our Company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
●	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Conversion Rights. Upon the occurrence of a Change of Control/Delisting, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control/Delisting Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock in whole or in part, as provided under “— Optional Redemption” or “— Special Optional Redemption”) to convert some or all of such holder’s shares of Series A Preferred Stock (the “Change of Control/Delisting Conversion Right”), on a date specified by us that can be no earlier than 20 days and no later than 35 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Conversion Date”), into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per share of Series A Preferred Stock, plus (y) the amount of any accrued but unpaid dividends (whether or not declared) to, but not including, the Change of Control/Delisting Conversion Date (unless the Change of Control/Delisting Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued but unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and
●	2.617801 (the “Share Cap”), subject to certain adjustments described below;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Form Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control/Delisting Conversion Right and in respect of the Series A Preferred Stock initially offered hereby will not exceed 1,570,680 shares of common stock (or equivalent

Alternative Form Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control/Delisting pursuant to which our common stock will be converted into any combination of cash, securities or other property or assets (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control/Delisting had such holder held a number of shares of common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control/Delisting (the “Alternative Conversion Consideration” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control/Delisting, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control/Delisting, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control/Delisting.

Within 15 days following the occurrence of a Change of Control/Delisting, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control/Delisting that describes the resulting Change of Control/Delisting Conversion Right (the “Change of Control/Delisting Company Notice”), which will state the following:

●	the events constituting the Change of Control/Delisting;
●	the date of the Change of Control/Delisting;
●	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control/Delisting Conversion Right;
●	the method and period for calculating the Common Stock Price;
●	the Change of Control/Delisting Conversion Date;
●	that if, prior to the Change of Control/Delisting Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control/Delisting Conversion Right;
●	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;
●	the name and address of the paying agent and the conversion agent; and
●	the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control/Delisting Conversion Right.

We will issue a press release for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

To exercise the Change of Control/Delisting Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control/Delisting Conversion Date, the certificates (if any) or book entries representing Series A Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

●	the relevant Change of Control/Delisting Conversion Date;
●	the number of shares of Series A Preferred Stock to be converted; and
●	that the Series A Preferred Stock is to be converted pursuant to the Change of Control/Delisting Conversion Right held by holders of Series A Preferred Stock.
●	Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control/Delisting Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day prior to the Change of Control/Delisting Conversion Date. The notice of withdrawal must state:
●	the number of withdrawn shares of Series A Preferred Stock;
●	if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and
●	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the applicable Common Stock Price.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control/Delisting by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock, or (ii) if the consideration to be received in the Change of Control/Delisting by holders of our common stock is other than solely cash, (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control/Delisting as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) if our common stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control/Delisting.

Series A Preferred Stock as to which the Change of Control/Delisting Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control/Delisting Conversion Right on the Change of Control/Delisting Conversion Date, unless prior to the Change of Control/Delisting Conversion Date we have provided or provide notice of our election to redeem such Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control/Delisting Conversion Date, such Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus an amount equal to all accrued but unpaid dividends thereon to, but not including, the redemption date, in accordance with our optional redemption right or special optional redemption right. See “— Optional Redemption” and “— Special Optional Redemption” above.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control/Delisting Conversion Date.

In connection with the exercise of any Change of Control/Delisting Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer” below.

The Change of Control/Delisting conversion feature may make it more difficult for a party to take over our Company or discourage a party from taking over our Company.

Except as provided above in connection with a Change of Control/Delisting, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption. The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund.

Limited Voting Rights. Holders of shares of the Series A Preferred Stock generally do not have any voting rights, except as set forth below.

If dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), the number of directors then constituting our board of directors will be increased by two and holders of shares of Series A Preferred Stock (voting separately as a single class together with the holders of the Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (the “Voting Preferred Stock”)) will be entitled to vote for the election of two additional directors to serve on our board of directors, which we refer to as the Preferred Directors, until all unpaid dividends for past dividend periods that have ended shall have been declared and paid in full with respect to the Series A Preferred Stock and the Parity Preferred Stock. The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until the next annual meeting of stockholders and until his successor is duly elected and qualified or until the Preferred Director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

●	a special meeting called upon the written request of holders of at least 10% of the outstanding shares of Series A Preferred Stock and the Voting Preferred Stock, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and
●	each subsequent annual meeting (or special meeting held in its place) until all accrued dividends on the Series A Preferred Stock and the Parity Preferred Stock have been paid in full for all past dividend periods that have ended.

If and when all accrued dividends on the Series A Preferred Stock and the Parity Preferred Stock shall have been declared and paid in full, holders of shares of Series A Preferred Stock and the Voting Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of each Preferred Director so elected will terminate and the number of directors will be reduced accordingly.

Any Preferred Director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class). The Preferred Directors will each be entitled to one vote on any matter. So long as a preferred dividend default continues, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class).

So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our charter, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock voting together as a single class with the

Voting Preferred Stock, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, amend, alter or repeal the provisions of our charter, or the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, except that with respect to the occurrence of any of the events set forth above, so long as the Series A Preferred Stock remains outstanding with the terms of the Series A Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event set forth above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Stock and the Voting Preferred Stock, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class). Furthermore, if holders of shares of the Series A Preferred Stock will receive the greater of the full trading price of the Series A Preferred Stock on the date of an event set forth above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events set forth above, then such holders shall not have any voting rights with respect to the events set forth above.

So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of our charter, or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to the paragraph set forth immediately above that would alter only the contract rights, as expressly set forth in our charter, of the Series A Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal. With respect to any amendment, alteration or repeal of the provisions of our charter, or the terms of the Series A Preferred Stock, that equally affects the terms of the Series A Preferred Stock and the Voting Preferred Stock, so long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock and the Voting Preferred Stock (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of our charter, or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to the paragraph set forth immediately above, that would alter only the contract rights, as expressly set forth in our charter, of the Series A Preferred Stock and Voting Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal.

Holders of shares of Series A Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any issuance or increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or any issuance or increase in the number of authorized shares of any class or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Holders of shares of Series A Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of Series A Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock and sufficient funds, in cash, have been deposited in trust to effect such redemption.

In any matter in which Series A Preferred Stock may vote (as expressly provided in the articles supplementary setting forth the terms of the Series A Preferred Stock), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Series A Preferred Stock will be entitled to one vote.

Restrictions on Ownership and Transfer. In order for us to maintain our qualification as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year.

To help us to maintain our qualification as a REIT, our charter, subject to certain exceptions, contains, and the Series A Preferred Stock articles supplementary contain, restrictions on the number of shares of our common stock, Series A Preferred Stock and our capital stock that a person may own. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of our aggregate outstanding shares of capital stock, or more than 9.8% in value or in number of shares, whichever is more restrictive, of our aggregate outstanding shares of common stock. In addition, the Series A Preferred Stock articles supplementary provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of our aggregate outstanding shares of Series A Preferred Stock. The beneficial ownership and/or constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.

Transfer Agent and Registrar. The transfer agent and registrar for our Series A Preferred Stock is Continental Stock Transfer & Trust.

Listings. Our Series A Preferred Stock is traded on the NYSE under the ticker symbol “IIPR Pr A.”

Certain Provisions of Maryland law and our Charter and Bylaws

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the Annual Report on Form 10-K.

Our Board of Directors. Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Except as may be provided with respect to any class or series of our stock, under the MGCL at each annual meeting of our stockholders, each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote are able to elect all of our directors.

The Series A Preferred Stock articles supplementary provides that if dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of shares of the Series A

Preferred Stock (voting together as a class with other voting preferred stock) will be entitled to vote for the election of two additional directors to serve on our board of directors. The Series A Preferred Stock articles supplementary also separately provide for the election, term, removal and filling of any vacancy in the office of such directors elected by the holders of the Series A Preferred Stock.

Removal of Directors. Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed only with cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (i) removing incumbent directors except with cause and upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

No Appraisal Rights. As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Dissolution. Our dissolution must be declared advisable by a majority of our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Exclusive Forum for Certain Litigation. Our bylaws provide that, unless we consent in writing to an alternative forum, the state and federal courts in Baltimore, Maryland are the exclusive forum for certain litigation, including (i) derivative actions on our behalf, (ii) actions asserting claims of breach of any duty owed by any of our directors, officers or employees, (iii) actions asserting a claim against us or any of our directors, officers or other employees arising under the MGCL, our bylaws or our charter and (iv) actions governed by the internal affairs doctrine.

Business Combinations. Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions. The MGCL provides that a holder of  “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8. Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

●	a classified board;
●	a two-thirds vote requirement for removing a director;
●	a requirement that the number of directors be fixed only by vote of the directors;
●	a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and (if the board of directors is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and
●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, only with cause, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders. Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the procedural requirements specified in our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting. Additionally, the Series A Preferred Stock articles supplementary provides the holders of Series A Preferred Stock certain rights to have a special meeting called upon their request in connection with the election of the preferred stock directors.

Amendment to Our Charter and Bylaws. Except for amendments to the provisions of our charter relating to the removal of directors, and the vote required to amend this provision (which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the election), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock of any class or series that we have authority to issue.

Our bylaws may be adopted, altered or repealed by the board of directors or by our stockholders, by the affirmative vote of a majority of the outstanding shares entitled to vote on the matter.

Additionally, the Series A Preferred Stock articles supplementary provides the holders of Series A Preferred Stock with voting rights with respect to certain amendments to our charter.

Advance Notice of Director Nominations and New Business. Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Action by Stockholders. Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders and by consent in lieu of a meeting if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws. The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the classified board or other provisions of Subtitle 8 or if our board of directors were to opt in to the control share acquisition of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.